Exhibit 2

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

Publicly-Held Company

FINAL VOTING CHART

Final voting chart of the Ordinary General Shareholders’ Meeting held on April 28, 2017, at 11 a.m., at the headquarters of the Company, located at Rua do Lavradio, 71, Centro, in the City of Rio de Janeiro, RJ, including votes cast through distance voting ballots.

	Items	Resolution	In favor	Contrary	Abstention
(1)	To review the accounts of the Management, examine, discuss and vote on the Management’s Report and the Financial Statements for the fiscal year ended December 31, 2016, together with the Independent Auditors’ report and the Fiscal Council’s report.	Approved	237,071,248	14,321,606	201,190,033
	% of the valid votes		94.30%	5.70%	-
(2)	To examine, discuss and vote on the Management Proposal for the allocation of the results of the fiscal year ended December 31, 2016.	Approved	251,774,053	19,881	200,788,592
	% of the valid votes		99.99%	0.01%	-
(3)	To determine the global annual compensation budget for the Company’s Management and members of the Fiscal Council.	Approved	236,923,343	52,655,640	63,003,903
	% of the valid votes		81.82%	18.18%	-
(4)	To ratify the election of the members of the Board of Directors nominated in the Board of Directors Meetings held on August 12, 2016 and September 14, 2016 to supplement the mandate of vacant positions, pursuant to Article 150 of Law No. 6,404/76.	Approved	313,614,456	62,403	138,906,027
	% of the valid votes		99.98%	0.02%	-
(5)	To elect the members of the Fiscal Council and their respective alternates.	Approved	288,959,047	9,486,329	154,137,510
	% of the valid votes		96.82%	3.18%	-